Exhibit 5.1

March 5, 2021

Zomedica Corp.

We have acted as Canadian legal counsel to Zomedica Corp., a corporation formed under the laws of the Province of Alberta (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of the sale of an aggregate of up to 81,842,648 of the Company's Common Shares (the "Shares") that are issuable upon exercise of stock options ("Options") that have been or may be granted in accordance with Company's Amended and Restated Stock Option Plan (the "Option Plan"), which was originally adopted by shareholders on April 16, 2016, was amended and restated effective March 13, 2020, and was further amended and restated effective June 16, 2020.

As counsel to the Company in connection with the registration of the sale of above-referenced Shares, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereto and Amended and Restated By-law No. 1 (2nd Version), each as amended to date; (ii) the Plan; (iii) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (iv) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also relied upon a certificate of status dated March 1, 2021 issued by the Registrar of Corporations for Alberta.

We have also assumed that: (i) Option agreements (“Option Agreements”) have been (in respect of Options outstanding on the date hereof) or will be (in respect of future Option grants) entered into with participants in accordance with the Option Plan in effect on the date of Option grant, and such Option Agreements have been (in respect of Options outstanding on the date hereof) or will be (in respect of future Option grants) approved by the Board of Directors of the Company; and (ii) grants of Options have been (in respect of Options outstanding on the date hereof) or will be (in respect of future Option grants) duly authorized by the Board of Directors of the Company and will also be in accordance with the Option Plan in effect on the date of Option grant.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares that are issuable upon the exercise of the Options will, when issued in accordance with the terms of the Option Plan applicable to the subject Options, and Option Agreements applicable to the subject Options (including but not limited to delivery of the exercise price payable in connection with such exercise), be validly issued, fully paid and non-assessable. Our opinion is given as of the date hereof, and we assume no obligation to update our opinion.

We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the corporate laws of the Province of Alberta.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act, or in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours very truly,

/s/ FASKEN MARTINEAU DUMOULIN LLP
FASKEN MARTINEAU DUMOULIN LLP

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